P R E S S R E L E A S E

Synthesis Energy Systems and YIMA Coal Industry Group Co. Ltd. hold groundbreaking ceremony for new coal gasification to chemicals plant in Henan Province, China

Commitment Letter for debt financing received from the Industrial and
Commercial Bank of China

HOUSTON, Texas, December 19, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global industrial gasification company, announced the groundbreaking ceremony for the first phase of its previously announced 1 million tonne per year coal to chemical plant (the “Plant”) which is being developed with its joint venture partner, YIMA Coal Industry Group Co. Ltd (“YIMA”).  The ceremony took place today at the Plant site in Yima City, Henan Province, China.  Executives from SES and YIMA, as well as top level provincial and local governmental officials including Henan’s vice governor, head of the provincial land bureau, head of the provincial environmental bureau, local presidents of China’s leading banks, and other dignitaries participated in today’s ceremony along with over 1,000 other attendees from the community.   Once complete, the Plant will feed downstream process for the production of transportation fuels and chemical intermediates.  This announcement follows SES’ successful test run of the YIMA coal in the SES U-GAS® system at SES’ Zao Zhuang gasification plant in November.

Additionally, SES announced that it has received a loan commitment letter from the Yima City branch of the Industrial and Commercial Bank of China which loans will represent 50% of the capital costs of the project. The final terms and conditions of the loan will be determined by the bank.

At the ceremony, Lorenzo Lamadrid, Chairman of Synthesis Energy Systems, highlighted the strategic value of this project in the development of central China’s coal to chemicals industry as part of the region’s long term goal of providing clean energy and investing in leading technology to achieve that goal.  He also commented, “Together with our partner YIMA, we are committed to building a world-class gasification plant that will convert low quality, low cost coals into high value transportation fuels and chemical products.”

YIMA’s chairman Mr. Wu Luyu commented, "After the successful test of YIMA’s high-ash coal at SES’ Zao Zhuang plant, we are excited to move this project forward both because of the great near term opportunity it presents to our company and to the Henan Province but also because of the long term growth potential of our cooperation with SES both here and in other strategic locations in China.  The U-GAS ® technology is ideally suited for the clean and efficient conversion of the type of coal abundant here in Henan and elsewhere in China, and we look forward to expanding our cooperation on more such projects with SES."

The Plant will utilize SES’ licensed U-GAS® technology to convert low-quality, high-ash sub-bituminous coal into syngas and downstream products that will help supply the region's growing needs for transportation fuels and chemical intermediates.  The Plant

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will be constructed in a phased approach that takes advantage of the U-GAS® technology’s ability to economically scale the build-out of capacity.  SES will own a 49% interest in the joint venture and YIMA will own a 51% interest.

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of the  business and operations, plant expansion and growth of the quantity of methanol production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements.  These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the project's early stage of development, estimates of costs to complete the project, receipt of final government approvals, availability of bank financing and the ability to successfully expand the project in the future.   Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com

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